Exhibit 99.2

NATIONAL SEMICONDUCTOR CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

AS OF FEBRUARY 27, 2011 AND MAY 30, 2010

AND FOR THE THREE AND NINE MONTHS ENDED FEBRUARY 27, 2011 AND FEBRUARY 28, 2010

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Financial Statements of National Semiconductor Corporation and Subsidiaries:

Condensed Consolidated Statements of Income (Unaudited) for the Three and Nine Months Ended February 27, 2011 and February 28, 2010	F-2

Condensed Consolidated Balance Sheets (Unaudited) as of February 27, 2011 and May 30, 2010	F-3

Condensed Consolidated Statements of Cash Flows (Unaudited) for the Nine Months Ended February 27, 2011 and February 28, 2010	F-4

Notes to Condensed Consolidated Financial Statements (Unaudited)	F-5

NATIONAL SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
(In Millions, Except Per Share Amounts)	Feb. 27, 2011	Feb. 28, 2010	Feb. 27, 2011	Feb. 28, 2010
	(Unaudited)		(Unaudited)
Net sales	$343.9	$361.9	$1,146.3	$1,020.9
Cost of sales	115.2	118.2	356.7	360.0
Gross margin	228.7	243.7	789.6	660.9

Research and development	65.6	69.0	206.4	202.5
Selling, general and administrative	63.1	81.7	202.5	235.7
Severance and restructuring expenses, net	8.2	6.4	24.5	12.8
Other operating expense (income), net	0.4	0.6	0.5	(0.3)
Operating expenses, net	137.3	157.7	433.9	450.7

Operating income	91.4	86.0	355.7	210.2

Interest income	0.6	0.4	1.8	1.3
Interest expense	(14.1)	(14.8)	(40.9)	(45.5)
Other non-operating income, net	1.8	0.8	2.7	6.1

Income before taxes	79.7	72.4	319.3	172.1
Income tax expense	20.3	19.2	87.6	42.1
Net income	$59.4	$53.2	$231.7	$130.0

Earnings per share:
Basic	$0.25	$0.22	$0.97	$0.55
Diluted	$0.24	$0.22	$0.94	$0.54

Weighted-average common and potential common shares outstanding:
Basic	241.5	237.3	240.1	235.8
Diluted	247.0	242.5	245.5	240.5

See accompanying Notes to Condensed Consolidated Financial Statements

NATIONAL SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions, Except Share Amounts)	Feb. 27, 2011	May 30, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$860.3	$1,027.0
Short-term investments	40.0	—
Receivables, less allowances of $31.3 in fiscal 2011 and $30.0 in fiscal 2010	91.4	98.2
Inventories	138.2	118.6
Deferred tax assets	75.1	70.3
Other current assets	140.5	156.8
Total current assets	1,345.5	1,470.9

Property, plant and equipment, net	420.4	390.1
Goodwill	68.3	66.1
Deferred tax assets, net	239.2	245.5
Other assets	98.8	102.2
Total assets	$2,172.2	$2,274.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$276.5
Accounts payable	50.5	49.8
Accrued liabilities	104.3	204.5
Income taxes payable	6.6	17.6
Total current liabilities	161.4	548.4

Long-term debt	1,042.6	1,001.0
Long-term income taxes payable	189.0	175.3
Other non-current liabilities	129.5	124.2
Total liabilities	1,522.5	1,848.9

Commitments and contingencies

Shareholders’ equity:
Common stock of $0.50 par value. Authorized 850,000,000 shares.
Issued and outstanding:
242,834,280 in fiscal 2011 and 239,071,512 in fiscal 2010	121.4	119.5
Additional paid-in-capital	246.3	188.3
Retained earnings	414.7	250.3
Accumulated other comprehensive loss	(132.7)	(132.2)
Total shareholders’ equity	649.7	425.9
Total liabilities and shareholders’ equity	$2,172.2	$2,274.8

See accompanying Notes to Condensed Consolidated Financial Statements

NATIONAL SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
(In Millions)	Feb. 27, 2011	Feb. 28, 2010
	(Unaudited)
Cash flows from operating activities:
Net income	$231.7	$130.0
Adjustments to reconcile net income with net cash provided by operating activities:
Depreciation and amortization	59.8	69.5
Share-based compensation	40.2	49.9
Excess tax benefit from share-based payment arrangements	(0.8)	(0.2)
Tax benefit associated with share-based awards	6.6	(6.7)
Gain on investments	(5.5)	(6.1)
Non-cash restructuring recovery	(0.1)	(5.7)
(Gain) loss on disposal of equipment	(0.5)	1.0
Impairment of equipment and other assets	10.0	0.1
Other, net	5.1	3.0
Changes in certain assets and liabilities, net:
Receivables	7.1	(17.4)
Inventories	(19.5)	20.3
Other current assets	0.9	(3.5)
Accounts payable and accrued liabilities	(97.6)	14.6
Current and deferred income taxes	(15.5)	(15.5)
Other non-current liabilities	5.1	12.9
Net cash provided by operating activities	227.0	246.2
Cash flows from investing activities:
Purchase of property, plant and equipment	(81.0)	(25.9)
Proceeds from sale of property, plant and equipment	4.3	2.0
Purchase of short-term investments	(40.0)	—
Business acquisition, net of cash acquired	(4.1)	(4.8)
Funding of benefit plan	(3.5)	(1.5)
Redemption of benefit plan	8.5	7.6
Other, net	(0.5)	(2.2)
Net cash used in investing activities	(116.3)	(24.8)
Cash flows from financing activities:
Repayment of debt	(250.0)	(46.8)
Proceeds from liquidation of interest rate swap	13.0	—
Payment on software license obligations	(6.6)	(6.3)
Excess tax benefit from share-based payment arrangements	0.8	0.2
Minimum tax withholding paid on behalf of employees for net share settlements	(2.8)	(1.7)
Issuance of common stock	35.5	59.5
Cash payments in connection with stock option exchange program	—	(1.3)
Cash dividends paid	(67.3)	(56.7)
Net cash used in financing activities	(277.4)	(53.1)
Net change in cash and cash equivalents	(166.7)	168.3
Cash and cash equivalents at beginning of period	1,027.0	700.3
Cash and cash equivalents at end of period	$860.3	$868.6

See accompanying Notes to Condensed Consolidated Financial Statements

NATIONAL SEMICONDUCTOR CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Note 1. Summary of Significant Accounting Policies

Operations

We design, develop, manufacture and market a wide range of semiconductor products, most of which are analog and mixed-signal integrated circuits. Our goal is to be the premier provider of high-performance energy-efficient analog and mixed-signal solutions. These solutions are marketed under our PowerWise® brand. Energy-efficiency is our overarching theme, and our PowerWise® products enable systems that consume less power, extend battery life and generate less heat. Our leading-edge products include power management circuits and sub-systems, audio and operational amplifiers, communication interface products and data conversion solutions.

Basis of Presentation

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (including normal recurring adjustments) necessary to present fairly the financial position and results of operations of National Semiconductor Corporation and our wholly-owned subsidiaries. You should not expect interim results of operations necessarily to be indicative of the results for the full fiscal year. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires us to make estimates and assumptions that affect the amounts reported in these unaudited condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. This report should be read in conjunction with the consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the fiscal year ended May 30, 2010.

Recently Adopted Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (FASB) issued FASB Accounting Standards Update (ASU) No. 2009-13, “Revenue Recognition (Topic 605) — Multiple-Deliverable Revenue Arrangements — a consensus of the FASB Emerging Issues Task Force.” In the absence of vendor-specific objective evidence (VSOE) or other third party evidence (TPE) of the selling price for the deliverables in a multiple-element arrangement, this ASU requires companies to use an estimated selling price (ESP) for the individual deliverables. Companies are to apply the relative-selling price model for allocating an arrangement’s total consideration to its individual elements. Under this model, the ESP is used for both the delivered and undelivered elements that do not have VSOE or TPE of the selling price. The FASB also issued ASU No. 2009-14, “Software (Topic 985) — Certain Revenue Arrangements That Include Software Elements,” which excludes the software from the scope of software revenue guidance if the software contained in the tangible product is essential to the tangible product’s functionality. Both ASUs are effective for us beginning in our fiscal 2012, with earlier application permitted. We elected to early adopt the accounting requirements in these ASUs during the second quarter of fiscal 2011. Their adoption did not have a material effect on our consolidated financial statements.

Earnings Per Share

A reconciliation of the shares used in the computation of basic and diluted earnings per share follows:

	Three Months Ended		Nine Months Ended
(In Millions, Except Weighted-Average Exercise Price)	Feb. 27, 2011	Feb. 28, 2010	Feb. 27, 2011	Feb. 28, 2010
Numerator:
Net income	$59.4	$53.2	$231.7	$130.0

Denominator:
Weighted-average common shares outstanding used for basic earnings per share	241.5	237.3	240.1	235.8

Effect of dilutive securities:
Share-based awards	5.5	5.2	5.4	4.7

Weighted-average common and potential common shares outstanding used for diluted earnings per share	247.0	242.5	245.5	240.5

Anti-dilutive potential common shares:
Stock options:
Number of shares	15.2	29.0	17.3	37.3

Weighted-average exercise price	$18.31	$21.25	$17.99	$22.00

Anti-dilutive potential common shares are not included in the calculation of diluted earnings per share. For the third quarter and first nine months of fiscal 2011 and 2010, the effect of these shares was anti-dilutive because the exercise price of the related stock options exceeded the average market price during the period. Shares related to outstanding stock options at February 27, 2011 that were anti-dilutive could potentially dilute basic earnings per share in the future.

Share-based Compensation

Share-based compensation expense included in operating results is presented in the following table:

	Three Months Ended		Nine Months Ended
(In Millions, Except Per Share Amounts)	Feb. 27, 2011	Feb. 28, 2010	Feb. 27, 2011	Feb. 28, 2010
Cost of sales:
Gross compensation	$1.7	$2.3	$5.7	$7.6
Capitalized in inventory during the period	(1.4)	(2.0)	(5.2)	(6.1)
Realized from inventory during the period	1.7	2.1	5.3	6.7
	2.0	2.4	5.8	8.2
Research and development	3.7	4.4	12.0	13.9
Selling, general and administrative	7.2	12.4	25.2	34.3

Total share-based compensation included in income before taxes	12.9	19.2	43.0	56.4
Income tax benefit	(4.3)	(6.3)	(14.4)	(17.8)

Total share-based compensation, net of tax, included in net income	$8.6	$12.9	$28.6	$38.6
Share-based compensation effects on earnings per share:
Basic	$0.04	$0.05	$0.12	$0.16
Diluted	$0.03	$0.05	$0.12	$0.16

Share-based compensation capitalized in inventory	$0.9	$0.9	$0.9	$0.9

Total gross share-based compensation	$12.6	$19.1	$42.9	$55.8

The fair value of share-based awards to employees in connection with equity compensation plans was estimated using a Black-Scholes option pricing model that used the following weighted-average assumptions:

	Three Months Ended		Nine Months Ended
	Feb. 27, 2011	Feb. 28, 2010	Feb. 27, 2011	Feb. 28, 2010
Stock Option Plans:
Expected life (in years)	N/A	3.9	3.8	3.8
Expected volatility	N/A	38%	41%	45%
Risk-free interest rate	N/A	1.8%	1.4%	1.9%
Dividend yield	N/A	2.2%	2.2%	2.3%

Stock Purchase Plans:
Expected life (in years)	N/A	N/A	0.8	0.8
Expected volatility	N/A	N/A	35%	42%
Risk-free interest rate	N/A	N/A	0.2%	0.3%
Dividend yield	N/A	N/A	2.3%	2.3%

We did not grant any stock options during the third quarter of fiscal 2011. The weighted-average fair value of stock options granted during the first nine months of fiscal 2011 was $4.01 per share. The weighted-average fair value of stock options granted during the third quarter and first nine months of fiscal 2010 was $3.82 and $4.01 per share, respectively. There were no rights granted under the stock purchase plan in the third quarter of fiscal 2011 and 2010. The weighted-average fair value of rights granted under the stock purchase plan was $3.41 per share in the first nine months of fiscal 2011 and $4.08 per share for the first nine months of fiscal 2010.

For all options granted after December 31, 2007, we determine expected life based on historical stock option exercise experience for the last four years, adjusted for our expectation of future exercise activity. For options granted prior to January 1, 2008, we use the simplified method specified by the Securities and Exchange Commission’s (SEC’s) Staff Accounting Bulletin (SAB) No. 107 to determine the expected life of stock options. The expected volatility is based on implied volatility, as management has determined that implied volatility better reflects the market’s expectation of future volatility than historical volatility, and is determined based on our traded options, which are actively traded on several exchanges. We derive the implied volatility using the closing prices of traded options during a period that closely matches the timing of the option grant for the stock option and stock purchase plans. The traded options selected for our measurement for the stock option and stock purchase plans are near-the-money and close to the exercise price of the option grants and have terms ranging from one to two years. The risk-free interest rate is based upon interest rates that match the expected life of the outstanding options under our employee stock option plans and the expected life of the purchase rights under our employee stock purchase plan. The dividend yield is based on recent history and our expectation of dividend payouts.

Note 2. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, we consider the principal or most advantageous market in which the transaction to sell the asset or transfer the liability would occur and the assumptions that market participants would use in pricing the asset or liability. We measure fair value to record our cash equivalents, derivative financial instruments and the deferred compensation plan assets. The measurement of fair value for our long-term debt is used to provide disclosure under Accounting Standards Codification (ASC) Topic 825, “Financial Instruments.” We do not measure fair value to record the carrying value of our long-term debt, except for the debt associated with our interest rate swap that was subject to hedge accounting (See Note 3 to the Condensed Consolidated Financial Statements). Our non-financial assets subject to fair value measurements include goodwill and amortizable intangible assets, which are measured and recorded at fair value in the period they are acquired or determined to be impaired, and property, plant and equipment, which is measured and recorded at fair value in the period it is determined to be impaired.

The FASB guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

•	Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 1 assets include our investments in institutional money-market funds that are classified as cash equivalents and the investment funds of the deferred compensation plan assets where the respective financial instruments are traded in an active market with sufficient volume and frequency of activity.

•

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 2 assets and liabilities include our investments in commercial paper that are classified as cash equivalents and our senior notes that represent long-term debt instruments that are less actively traded in the market, but where quoted market prices exist for similar instruments that are actively traded, and derivative financial instruments which are based on observable inputs or can be corroborated by observable data for substantially the full term of the derivative financial instrument.

•	Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Level 3 assets include goodwill, amortizable intangible assets, and property, plant and equipment where we determine fair value based on unobservable inputs using the best information available in the circumstances and take into consideration assumptions that market participants would use in pricing the asset.

Assets and liabilities measured at fair value on a recurring basis include the following:

(In Millions)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Total
Balance at February 27, 2011
Cash equivalents:
Institutional money-market funds	$174.1	$—	$174.1
Commercial paper	—	214.9	214.9
	174.1	214.9	389.0
Other current assets:
Derivative assets — Purchased options	—	0.1	0.1
Other assets:
Investment funds — Deferred compensation plan assets:
Institutional money-market funds	6.9	—	6.9
Mutual funds	33.3	—	33.3
Marketable equity securities	0.6	—	0.6
	40.8	—	40.8
Total assets measured at fair value	$214.9	$215.0	$429.9

Accrued liabilities:
Derivative liabilities — Forward contracts	$—	$0.2	$0.2
Derivative liabilities — Purchased options	—	0.2	0.2
Total liabilities measured at fair value	$—	$0.4	$0.4

Balance at May 30, 2010
Cash equivalents:
Institutional money-market funds	$216.6	$—	$216.6
Commercial paper	—	79.9	79.9
	216.6	79.9	296.5
Other current assets:
Derivative assets — Forward contracts	—	0.6	0.6
Other assets:
Investment funds — Deferred compensation plan assets:
Institutional money-market funds	6.9	—	6.9
Mutual funds	32.6	—	32.6
Marketable equity securities	0.8	—	0.8
	40.3	—	40.3
Derivative assets — Interest rate swap	—	1.6	1.6
Total assets measured at fair value	$256.9	$82.1	$339.0

There were no transfers between level 1 and level 2 financial assets and liabilities in fiscal 2011 and 2010.

The institutional money-market funds and the various investment funds within our deferred compensation plan assets are traded in an active market and the net asset value of each fund on the last day of the quarter is used to determine its fair value. We determine fair value of our commercial paper by obtaining non-binding market prices from our broker on the last day of the quarter. We then corroborate these market prices by comparison to quoted market prices for similar instruments. The fair value of foreign currency forward contracts represents the present value difference between the stated forward contract rate and the current market forward rate at settlement. The fair value of foreign currency options contracts represents the probable weighted net amount we would expect to receive at maturity. The fair value of the interest rate swap was based on a commonly used valuation model that included significant observable inputs, such as interest rate yield curves and discount rates commensurate with the six-month LIBOR interest rates, as well as the creditworthiness of the counterparties and our own nonperformance risk.

Assets measured at fair value on a non-recurring basis include the following:

(In Millions)	Significant Other Observable Inputs (Level 2)
Balance at February 27, 2011
Other assets:
Property, plant and equipment held for sale	$17.6

During the third quarter of fiscal 2011, a portion of our assets held for sale was written down to its fair value of $17.6 million less cost to sell of $0.7 million. As a result we recorded an impairment charge of $6.0 million, which is further discussed in Note 6 to the Condensed Consolidated Financial Statements. The fair value of those assets held for sale is based on market prices of similar assets using a market approach that includes observable inputs.

The fair value of our long-term debt (including the current portion) at February 27, 2011 was $1,086.1 million. The fair value measurements for our long-term debt instruments take into consideration credit rating changes, equity price movements, interest rate changes and other economic variables.

Note 3. Derivative Financial Instruments

The objective of our foreign exchange risk management policy is to preserve the U.S. dollar value of after-tax cash inflow in relation to non-U.S. dollar currency movements. We are exposed to foreign currency exchange rate risk that is inherent in orders, sales, cost of sales, expenses, and assets and liabilities denominated in currencies other than the U.S. dollar. We enter into foreign exchange contracts, primarily forwards and purchased options, to hedge against exposure to changes in foreign currency exchange rates. These contracts are matched at inception to the related foreign currency exposures that are being hedged. Exposures which are hedged include sales by subsidiaries, and assets and liabilities denominated in currencies other than the U.S. dollar. Our foreign currency hedges typically mature within six months.

Derivative instruments used to hedge exposures to variability in expected future foreign denominated cash flows are not designated as cash flow hedges. Gains or losses on these derivative instruments are immediately recorded in earnings.

We had an interest rate swap agreement that managed our exposure to interest rate changes from our $250 million senior unsecured notes due April 2015 (see below). The agreement effectively converted the fixed interest rate of the $250 million principal amount of senior unsecured notes to a floating interest rate. We designated this swap agreement as a fair value hedge and recognized the changes in the fair value of both the swap and the related debt, which we recorded as gains or losses on derivative instrument in fair value hedge included in other non-operating income, net.

The following table provides information about gains (losses) associated with our derivative financial instruments:

	Location of Gains (Losses) Recognized in Income on Derivative	Amount of Gains (Losses) Recognized in Income on Derivative		Location of Losses Recognized in Income on Hedged Item	Amount of Losses Recognized in Income on Hedged Item
(In Millions)		Feb. 27, 2011	Feb. 28, 2010		Feb. 27, 2011	Feb. 28, 2010
Three Months Ended:
Instruments without hedge accounting designation:
Forward contracts	Selling, general and administrative	$(0.4)	$—
Purchased options	Selling, general and administrative	(0.1)	—
		$(0.5)	$—

Nine Months Ended:
Fair value hedge:
Interest rate swap	Other non-operating income (expense), net	$12.0	$—	Other non-operating (expense) income, net	$(14.1)	$—
		$12.0	$—		$(14.1)	$—

Instruments without hedge accounting designation:
Forward contracts	Selling, general and administrative	$(1.7)	$(0.2)
Purchased options	Selling, general and administrative	(0.2)	(0.1)
		$(1.9)	$(0.3)

In September 2010, we liquidated our interest rate swap for which we received proceeds of $16.1 million including accrued interest through the liquidation date. Upon the date of liquidation, we measured the fair value of both the swap and the related debt, which resulted in a net gain on derivative instrument in fair value hedge of $0.3 million. We also incurred a loss of $0.7 million due to derecognition of the fair value hedge in connection with the liquidation of the interest rate swap. These amounts are included in other non-operating income, net for the first nine months of fiscal 2011. The accumulated fair value adjustment to the carrying value of the senior unsecured notes will be amortized over the remaining term of the debt on an effective yield basis and will be recorded as a reduction of interest expense.

Fair Value and Notional Principal of Derivative Financial Instruments

The notional principal amounts for derivative financial instruments provide one measure of the transaction volume outstanding as of February 27, 2011 and May 30, 2010, and does not represent the amount of the exposure to credit or market loss. The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information at February 27, 2011 and May 30, 2010. The table below shows the fair value and notional principal of our derivative financial instruments.

	Asset Derivatives			Liability Derivatives
(In Millions)	Balance Sheet Location	Notional Principal	Fair Value	Balance Sheet Location	Notional Principal	Fair Value
Balance at February 27, 2011 Instruments without hedge accounting designation:
Forward contracts	Other current assets	$—	$—	Accrued liabilities	$14.0	$0.2
Purchased options	Other current assets	6.7	0.1	Accrued liabilities	6.7	0.2
Total		$6.7	$0.1		$20.7	$0.4

Balance at May 30, 2010

Fair value hedge:

Interest rate swap	Other assets	$250.0	$1.6

Instruments without hedge accounting designation:
Forward contracts	Other current assets	20.0	0.6

Total		$270.0	$2.2

Note 4. Condensed Consolidated Financial Statements Detail

Condensed Consolidated Balance Sheets

(In Millions)	Feb. 27, 2011	May 30, 2010
Short-term investments:
Bank time deposits	$40.0	$—
Total short-term investments	$40.0	$—

Receivable allowances:
Doubtful accounts	$0.5	$0.4
Returns and allowances	30.8	29.6
Total receivable allowances	$31.3	$30.0

Inventories:
Raw materials	$11.5	$9.5
Work in process	88.5	67.8
Finished goods	38.2	41.3
Total inventories	$138.2	$118.6

Other current assets:
Prepaid income taxes	$89.0	$90.0
Prepaid expenses	16.7	19.8
Assets held for sale	33.9	45.8
Other	0.9	1.2
Total other current assets	$140.5	$156.8

Property, plant and equipment:
Total property, plant and equipment	$2,216.1	$2,199.0
Less accumulated depreciation and amortization	(1,795.7)	(1,808.9)
Total property, plant and equipment, net	$420.4	$390.1

Other assets:
Debt issuance costs	$4.8	$5.8

Income tax receivable	41.7	41.7
Deferred compensation plan assets	40.8	40.3
Other	11.5	14.4
Total other assets	$98.8	$102.2

Accrued liabilities:
Payroll and employee related	$57.0	$127.3
Accrued interest payable	13.4	24.6
Severance and restructuring expenses	3.2	15.4
Other	30.7	37.2
Total accrued liabilities	$104.3	$204.5

Other non-current liabilities:
Accrued pension obligation	$72.0	$67.3
Deferred compensation plan liability	40.8	40.3
Other	16.7	16.6
Total other non-current liabilities	$129.5	$124.2

Accumulated other comprehensive loss:
Defined benefit pension plans	$(132.4)	$(131.9)
Other	(0.3)	(0.3)
Total accumulated other comprehensive loss	$(132.7)	$(132.2)

Condensed Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
(In Millions)	Feb. 27, 2011	Feb. 28, 2010	Feb. 27, 2011	Feb. 28, 2010
Other operating expense (income), net:
Litigation settlement	$—	$—	$—	$(0.5)
Other	0.4	0.6	0.5	0.2
Total other operating expense (income), net	$0.4	$0.6	$0.5	$(0.3)

Other non-operating income, net:
Trading securities:
Change in net unrealized holding gains/losses	$1.8	$0.5	$5.5	$5.8
Non-marketable investments:
Gain from liquidation of investment	—	0.3	—	0.3
Total gain on investments	1.8	0.8	5.5	6.1

Net loss on derivative instrument in fair value hedge	—	—	(2.1)	—
Loss on liquidation of interest rate swap	—	—	(0.7)	—
Total other non-operating income, net	$1.8	$0.8	$2.7	$6.1

Condensed Consolidated Statements of Comprehensive Income

	Three Months Ended		Nine Months Ended
(In Millions)	Feb. 27, 2011	Feb. 28, 2010	Feb. 27, 2011	Feb. 28, 2010
Net income	$59.4	$53.2	$231.7	$130.0
Other comprehensive loss, net of tax	—	—	(0.5)	—
Comprehensive income	$59.4	$53.2	$231.2	$130.0

Note 5. Statements of Cash Flows Information

	Nine Months Ended
(In Millions)	Feb. 27, 2011	Feb. 28, 2010
Supplemental Disclosure of Cash Flow Information:
Cash paid for:
Interest	$51.0	$56.7
Income taxes	$99.5	$74.0

Supplemental Schedule of Non-Cash Investing and Financing Activities:
Acquisition of software under license obligations	$0.4	$—
Cancellation of shares withheld for taxes on restricted stock and performance share unit awards	$2.9	$1.7
Deposit applied to purchase equipment	$4.7	$13.8

Note 6. Cost Reduction Programs and Restructuring of Operations

We recorded total net charges for severance and restructuring expenses of $8.2 million in the third quarter and $24.5 million in the first nine months of fiscal 2011. The following table provides additional detail related to these expenses:

(In Millions)	Analog Segment	All Others	Total
Three Months Ended February 27, 2011:
May 2010 business realignment:
Severance	$—	$0.2	$0.2

March 2009 workforce reduction and plant closures:
Other exit-related costs	—	1.9	1.9
Severance	—	0.1	0.1
Impairment of property, plant and equipment	—	6.0	6.0
	—	8.0	8.0
Total severance and restructuring expenses, net	$—	$8.2	$8.2

Nine Months Ended February 27, 2011:
May 2010 business realignment:
Severance	$0.7	$0.8	$1.5
Other exit-related costs	0.3	0.1	0.4
Impairment of equipment and other assets	1.2	—	1.2
	2.2	0.9	3.1
March 2009 workforce reduction and plant closures:
Other exit-related costs	—	13.1	13.1
Severance	—	0.4	0.4
Gain on sale of equipment	—	(0.8)	(0.8)
Impairment of property, plant and equipment	—	8.8	8.8
Release of reserve:
Severance	—	(0.1)	(0.1)
	—	21.4	21.4
Total severance and restructuring expenses, net	$2.2	$22.3	$24.5

In connection with exit activities related to the realignment of certain product line business units originally announced in May 2010, we recorded charges of $0.2 million in the third quarter and $3.1 million in the first nine months of fiscal 2011. These amounts include $0.2 million in the third quarter of fiscal 2011 for severance payments to an employee who was terminated in the quarter due to related exit activities and a total of $1.5 million for severance expenses in the first nine months of fiscal 2011. We also recorded $0.4 million for other exit-related costs in the first nine months of fiscal 2011 in connection with two leased facilities. In the first quarter of fiscal 2011, we decided to discontinue the development of a product which was originally acquired with the purchase of ActSolar, Inc. in fiscal 2009. As a result, the charges in the first nine months of fiscal 2011 include a $1.2 million charge to write off the intangible asset and certain equipment related to the development project that is no longer used. Remaining activities related to the product line business realignment are now expected to be completed by the end of fiscal 2011 and total cumulative charges are expected to be approximately $5 million to $6 million. Total cumulative charges since this action was originally announced in fiscal 2010 through February 27, 2011 were $4.8 million, which includes an additional $1.7 million for severance payments recorded in fiscal 2010.

In connection with the workforce reduction and plant closures announced in March 2009, we recorded a total net charge of $8.0 million in the third quarter and $21.4 million in the first nine months of fiscal 2011. These amounts include other exit-related costs of $1.9 million in the third quarter and $13.1 million in the first nine months of fiscal 2011 associated with the closure and transfer activities that occurred at our manufacturing sites in Texas and China during the same periods. These amounts also include severance costs of $0.1 million in the third quarter and $0.4 million in the first nine months of fiscal 2011. We recorded a $6.0 million impairment charge in the third quarter of fiscal 2011 to reduce the carrying value of one of the manufacturing sites that is held for sale since the industrial real estate market in its location has declined. In addition, we previously recorded a $0.8 million charge to write off certain Texas building improvements that were removed in the second quarter of fiscal 2010 and a $2.0 million charge to write off certain Texas equipment previously classified as held for sale that remained unsold after completing a final public sale of the equipment in the first quarter of fiscal 2011. As a result, total charges for the impairment of property, plant and equipment were $8.8 million in the first nine months of fiscal 2011. Partially offsetting the charges discussed above for the first nine months of fiscal 2011 was a $0.1 million recovery to reduce accrued severance upon redeploying an employee from Texas to another location and a $0.8 million gain on the sale of certain Texas equipment. Since these net charges relate to actions announced in fiscal 2009, total cumulative net charges in fiscal 2009, 2010 and 2011 through February 27, 2011 for these actions are presented in the following table:

(In Millions)	Analog Segment	All Others	Total
March 2009 workforce reduction and plant closures:
Severance	$14.0	$46.6	$60.6
Other exit-related costs	—	45.1	45.1
Impairment of property, plant and equipment	—	63.1	63.1
Gain on sale of equipment	—	(2.1)	(2.1)
Other equipment gain, net	—	(1.2)	(1.2)
Release of reserves:
Severance	(0.4)	(4.9)	(5.3)

Total cumulative severance and restructuring expenses for the March 2009 workforce reduction and plant closures	$13.6	$146.6	$160.2

In fiscal 2010 we ceased production activity in both China and Texas. Remaining activities associated with the closures of the China and Texas manufacturing facilities were substantially completed by the end of November 2010. Until these facilities are both sold, we expect to incur ongoing maintenance expenses of less than $1 million each quarter.

Since production activity in both China and Texas has ceased, we are actively engaged in locating buyers to purchase each of these manufacturing facilities and the existing machinery and equipment located in these facilities. As a result, all of the China and Texas plant assets have been classified as held for sale. As of February 27, 2011, the total carrying value of assets held for sale was $33.9 million and is reported in other current assets in the condensed consolidated balance sheet. We have ceased depreciation on these assets and now measure the carrying value at the lower of historical net book value or fair value (less cost to sell). As discussed above, we recorded a $6.0 million impairment charge in the third quarter of fiscal 2011 to reduce the carrying value of one of our facilities that is held for sale to its fair value less cost to sell.During the first nine months of fiscal 2011, activity related to assets held for sale included the sale of certain Texas equipment with a carrying value of $2.6 million and the write off of certain Texas building improvements and equipment with a carrying value of $2.8 million. In addition, certain Texas equipment with a carrying value of $0.5 million (approximating fair value) was transferred to our manufacturing facility in Maine and reclassified as held and used.

The following table provides a summary of the activities through the first nine months of fiscal 2011 related to severance and restructuring costs included in accrued liabilities:

	Fiscal 2010 Business Unit Realignment		Fiscal 2009 Workforce Reduction and Plant Closures		Total
(In Millions)	Severance	Other Exit- Related Costs	Severance	Other Exit- Related Costs
Balance at May 30, 2010	$1.7	$—	$13.1	$0.6	$15.4
Severance and restructuring expenses	1.5	0.4	0.4	13.1	15.4
Cash payments	(2.4)	(0.4)	(10.9)	(13.6)	(27.3)
Release of residual reserves	—	—	(0.1)	—	(0.1)
Exchange rate adjustment	(0.1)	—	(0.1)	—	(0.2)
Balance at February 27, 2011	$0.7	$—	$2.4	$0.1	$3.2

During the first nine months of fiscal 2011 we paid severance to 197 employees in connection with exit activities as part of the business unit realignment announced in May 2010 and the plant closures. Payments for other exit-related costs were primarily for expenses associated with closure and transfer activities incurred in connection with the closures of our manufacturing facilities in Texas and China.

The balances at February 27, 2011 represent remaining estimated costs for activities that have occurred, but have yet to be paid, as a result of the business unit realignment and the manufacturing plant closures. Payments for the remaining severance balances of $0.7 million related to the business unit realignment and $2.4 million related to the plant closures that have been substantially completed are expected to be paid over the next quarter. Severance amounts are generally paid 30-60 days after the employee’s actual departure date or may be deferred until the beginning of the calendar year after their departure date. Other exit-related costs primarily relate to expenses associated with closure and transfer activities occurring in these manufacturing locations.

Note 7. Acquisition

In June 2010, we acquired substantially all of the assets of GTronix Inc. (GTronix), a fabless semiconductor company based in Fremont, California. GTronix’s proprietary analog technology provides very low-power solutions for noise cancellation in mobile applications such as wireless handsets and audio accessories. The acquisition of GTronix’s assets is intended to expand our existing audio portfolio. In addition, GTronix technology has potential for other broader applications in which low-power analog signal processing is important.

The acquisition was accounted for using the acquisition method of accounting with a purchase price of $4.5 million for the GTronix’s assets. The acquired assets constitute a business under FASB guidance and included primarily amortizable intangible assets, inventory and equipment. No liabilities were assumed in the transaction. The purchase price was allocated as follows:

(In Millions)	Total
Tangible assets	$0.2
Acquired developed technology	1.7
Other intangible assets	0.4
Goodwill	2.2
Total	$4.5

Goodwill from this acquisition is included in our Analog segment and it primarily represents the expected value of future technologies that have yet to be determined. Goodwill is expected to be deductible for tax purposes. Pro forma results of operations related to this acquisition have not been presented since GTronix’s operating results up to the date of acquisition were immaterial to our consolidated financial statements.

Note 8. Goodwill

The following table presents goodwill by reportable segments:

(In Millions)	Analog Segment	All Others	Total
Balance at May 30, 2010	$58.8	$7.3	$66.1
Acquisition of GTronix	2.2	—	2.2
Balance at February 27, 2011	$61.0	$7.3	$68.3

Note 9. Debt

Our multicurrency credit agreement with a bank was renewed and amended in October 2010 to provide up to $10 million for multicurrency loans, letters of credit and standby letters of credit. The agreement contains restrictive covenants, conditions and default provisions that require the maintenance of certain financial ratios. As of February 27, 2011, we were in compliance with all financial covenants under the agreement. The agreement will expire in October 2011.

In October 2010, we also amended an existing credit agreement with a bank to extend the due date of our unsecured promissory note denominated in Japanese yen (2,408,750,000). Under the terms of the agreement, the promissory note will become due in November 2013 and all other terms under the agreement remain the same.

In June 2010, we repaid in full the $250.0 million aggregate principal amount of senior floating rate notes that became due June 2010. The total amount of the repayment was $250.3 million, which included the aggregate principal amount outstanding and accrued interest through the repayment date.

Note 10. Income Taxes

Income tax expense of $20.3 million in the third quarter and $87.6 million in the first nine months of fiscal 2011 was higher than the $19.2 million in the third quarter and the $42.1 million in the first nine months of fiscal 2010 primarily because of higher U.S. income in fiscal 2011. In December 2010, the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010 was enacted, which extended most expiring tax provisions, including the extension of the federal research and development tax credit through December 2011. As a result, income tax expense in the third quarter of fiscal 2011 includes a tax benefit arising from the retroactive reinstatement of the federal research and development tax credit that was partially offset by certain discrete tax expenses that arose in the same quarter.

Note 11. Retirement and Pension Plans

Net periodic pension costs for our defined benefit pension plans maintained in the United Kingdom, Germany and Taiwan are presented in the following table:

	Three Months Ended		Nine Months Ended
(In Millions)	Feb. 27, 2011	Feb. 28, 2010	Feb. 27, 2011	Feb. 28, 2010
Service cost of benefits earned during the period	$0.7	$0.8	$2.1	$2.5
Plan participant contributions	—	(0.2)	—	(0.6)
Interest cost on projected benefit obligation	4.1	4.0	12.1	12.1
Expected return on plan assets	(4.2)	(3.5)	(12.4)	(10.4)
Net amortization and deferral	1.6	1.4	4.6	4.2
Net periodic pension cost	$2.2	$2.5	$6.4	$7.8

Total contributions paid to these plans during fiscal 2011 were $0.4 million in the third quarter and $1.2 million in the first nine months. Total contributions paid to these plans during fiscal 2010 were $0.4 million in the third quarter and $1.4 million in the first nine months. We currently expect our total fiscal 2011 contribution to these plans to be approximately $6 million.

Note 12. Shareholders’ Equity

Stock Repurchase Programs

During the third quarter and first nine months of fiscal 2011, we did not repurchase any shares of our common stock in connection with the $500 million stock repurchase program we announced in June 2007. Under this program, we had a balance of $127.4 million remaining available for future stock repurchases as of February 27, 2011. We do not have any plans to terminate the program prior to its completion, and there is no expiration date for this repurchase program.

Dividends

We paid cash dividends of $24.2 million ($0.10 per outstanding share of common stock) in the third quarter and a total of $67.3 million in the first nine months of fiscal 2011. We paid cash dividends of $19.1 million ($0.08 per outstanding share of common stock) in the third quarter and a total of $56.7 million in the first nine months of fiscal 2010.

On March 10, 2011 we announced that our Board of Directors declared a cash dividend of $0.10 per outstanding share of common stock, which will be paid on April 11, 2011 to shareholders of record at the close of business on March 21, 2011.

Note 13. Share-based Compensation Plans

Stock Option Plans

In fiscal 2011 to date, stock options were granted only from the 2009 Incentive Award Plan (the 2009 Plan), while stock options that were exercised, forfeited and expired represent stock options that were granted under the 2009 Plan and our former equity plans (the 1977 Stock Option Plan, the 2007 Employee Equity Plan (EEP), the 2005 Executive Officer Equity Plan (EOEP) and the Executive Officer Stock Option Plan). The following table summarizes the activity during the first nine months of fiscal 2011 of common stock shares related to stock options granted under all of our equity plans (excluding the director stock option plan):

	Number of Shares (In Millions)	Weighted-Average Exercise Price
Outstanding at May 30, 2010	30.9	$15.64
Granted	0.8	$14.57
Exercised	(2.3)	$11.21
Forfeited	(0.5)	$14.55
Expired	(4.4)	$19.64
Outstanding at February 27, 2011	24.5	$15.33

The total intrinsic value of options exercised in fiscal 2011 was $3.5 million in the third quarter and $7.5 million in the first nine months. The total intrinsic value of options exercised in fiscal 2010 was $1.0 million in the third quarter and $7.1 million in the first nine months. Total unrecognized compensation cost related to stock option grants as of February 27, 2011 was $14.5 million, which is expected to be recognized over a weighted-average period of 2.1 years.

The following table provides additional information about total options outstanding under our stock option plans (excluding the director stock option plan) at February 27, 2011:

	Number of Shares (In Millions)	Weighted-Average Exercise Price	Aggregate Intrinsic Value (In Millions)	Weighted- Average Remaining Contractual Life (In Years)
Fully vested and expected to vest	24.3	$15.36	$55.4	2.4
Currently exercisable	18.5	$15.69	$43.3	1.8

Other Stock Plans

In fiscal 2011 to date, restricted stock shares and restricted stock units were granted from the 2009 Plan, while restricted stock shares and restricted stock units that were vested or forfeited represent restricted stock awards that were granted under the 2009 Plan and the former EEP and restricted stock plan. The following table provides a summary of activity during the first nine months of fiscal 2011 for grants of restricted stock and restricted stock units under the 2009 Plan, the EEP and the restricted stock plan (excluding units granted with performance based restrictions):

	Number of Shares (In Millions)	Weighted-Average Grant-Date Fair Value
Outstanding at May 30, 2010	3.0	$13.96
Granted	1.8	$13.12
Vested	(0.8)	$13.73
Forfeited	(0.3)	$14.06
Outstanding at February 27, 2011	3.7	$13.58

The total fair value of restricted shares that vested in fiscal 2011 was $4.2 million in the third quarter and $10.5 million in the first nine months. The total fair value of restricted shares that vested in fiscal 2010 was $0.3 million in the third quarter and $1.2 million in the first nine months. Total unrecognized compensation cost related to non-vested restricted stock shares and restricted stock units outstanding as of February 27, 2011 was $31.8 million, which is expected to be recognized over a weighted-average period of 2.9 years.

Under the director stock plan, we granted 104,626 shares of common stock to our directors in the first nine months of fiscal 2011. Total unrecognized compensation cost as of February 27, 2011 related to non-vested awards granted under the plan was $0.8 million, which is expected to be recognized over a weighted-average period of 2.2 years.

With respect to performance share units under the EOEP, no shares were issued in July 2010 upon completion of the fourth two-year performance period because minimum performance thresholds were not achieved. Targets for a fifth two-year performance period that were established in July 2009 will be measured after the end of fiscal 2011. Targets for a one-year performance period that were also established in July 2009, were measured after the end of fiscal 2010, but require a two-year vesting period. Targets for a sixth two-year performance period were established in June 2010 and will be measured after the end of fiscal 2012. Total unrecognized compensation cost related to unvested performance share units as of February 27, 2011 was $5.7 million, which is expected to be recognized over a weighted-average period of 0.8 year.

On November 29, 2010, we paid a one-time cash payment of an aggregate of $14.6 million to our executive officers in connection with the special retention incentive program approved by our Compensation Committee in fiscal 2009. To receive the payment, the officer must have been providing services to the company on the payment date. The amount of each cash award was determined based upon the average daily closing price of our common stock for the second quarter of fiscal 2011 ended November 28, 2010, which was $13.06 per share.

Note 14. Segment Information

The following table present information related to our reportable segments:

(In Millions)	Analog Segment	All Others	Total
Three months ended February 27, 2011:
Sales to unaffiliated customers	$320.1	$23.8	$343.9
Segment income (loss) before taxes	$91.1	$(11.4)	$79.7

Three months ended February 28, 2010:
Sales to unaffiliated customers	$336.0	$25.9	$361.9

Segment income (loss) before taxes	$84.6	$(12.2)	$72.4

Nine months ended February 27, 2011:
Sales to unaffiliated customers	$1,071.1	$75.2	$1,146.3

Segment income (loss) before taxes	$352.3	$(33.0)	$319.3

Nine months ended February 28, 2010:
Sales to unaffiliated customers	$948.6	$72.3	$1,020.9

Segment income (loss) before taxes	$205.1	$(33.0)	$172.1

In the first quarter of fiscal 2011, we combined the activities of the former key market segments group together with certain emerging product lines that were previously a part of two separate power business units to form a new business unit called the strategic growth markets business unit. This business unit will concentrate its efforts on selected high-growth emerging markets that represent promising opportunities to the company. The remaining product lines that were previously a part of the former performance power products business unit were combined with the remaining product lines within the infrastructure power business unit and were renamed the power products business unit. As a result, the Analog segment now comprises five operating segments which include the high-speed products, mobile devices power, power products, precision signal path and strategic growth markets business units. The information in the table above for the third quarter and first nine months ended February 28, 2010 has been reclassified to present segment information based on the structure of our operating segments in fiscal 2011.

Operating segments that do not meet the criteria of a reportable segment are combined under the category “All Others.” Sales for the category “All Others” include sales of products from non-analog business units that are no longer a part of our core focus, as well as sales generated from foundry and contract service arrangements.

Note 15. Contingencies — Legal Proceedings

Environmental Matters

We have been named to the National Priorities List for our Santa Clara, California, site and we have completed a remedial investigation/feasibility study with the Regional Water Quality Control Board (RWQCB), acting as an agent for the EPA. We have agreed in principle with the RWQCB on a site remediation plan and we are conducting remediation and cleanup efforts at the site. In addition to the Santa Clara site, we have been designated from time to time as a potentially responsible party (PRP) by international, federal and state agencies for certain environmental sites with which we may have had direct or indirect involvement. These designations are made regardless of the extent of our involvement. These claims are in various stages of administrative or judicial proceedings and include demands for recovery of past governmental costs and for future investigations and remedial actions. In many cases, the dollar amounts of the claims have not been specified, and, claims have been asserted against a number of other entities for the same cost recovery or other relief as is sought from us. We accrue costs associated with environmental matters when they become probable and can be reasonably estimated. The amount of all environmental charges to earnings, including charges for the Santa Clara site remediation, (excluding potential reimbursements from insurance coverage), were not material during the third quarter and first nine months of fiscal 2011.

We have also retained responsibility for environmental matters connected with businesses we sold in fiscal 1996 and 1997. To date, the costs associated with the liabilities we have retained in these dispositions have not been material and there have been no related legal proceedings.

Tax Matters

The Internal Revenue Service is currently examining our federal tax returns for fiscal 2007 through 2009, as well as our amended federal tax returns for fiscal 2005 and 2006. Several U.S. state taxing jurisdictions are examining our state tax returns for fiscal 2001 through 2005. During fiscal 2010, the state of California closed its audits of fiscal years up through fiscal 2000, which resulted in an immaterial adjustment. Internationally, tax authorities from several foreign jurisdictions are also examining our tax returns. We believe we have made adequate tax payments and/or accrued adequate amounts of reserves such that the outcomes of these audits will have no material adverse effects on our financial statements.

Other Matters

In May 2008, eTool Development, Inc. and eTool Patent Holdings Corporation (collectively eTool) brought suit in the U.S. District Court for the Eastern District of Texas alleging that our WEBENCH® online design tools infringe an eTool patent and seeking an injunction and unspecified amounts of monetary damages (trebled because of the alleged willful infringement), attorneys’ fees and costs. In December 2008, eTool amended the complaint and counterclaims to include our SOLUTIONS online tool in its allegations of infringement of the eTool patent. We filed an answer to the amended complaint and counterclaims for declaratory judgment of non-infringement and invalidity of the patent. On February 27, 2009, the Court held a scheduling conference setting a claim construction hearing for August 2011 and a jury trial for January 2012. eTool served its infringement contentions in March 2009 and we served our invalidity contentions in May 2009. Both parties exchanged initial disclosures on May 29, 2009. The discovery phase of the case is now open and ongoing. In February 2010, we filed our inter partes reexamination petition with the United States Patent and Trademark Office (PTO), seeking a determination that the ‘919 patent is invalid. On March 15, 2010, the PTO issued a communication granting our inter partes reexamination petition. The inter partes proceeding is ongoing. On June 8, 2010, eTool filed its second amended complaint removing the infringement allegations against our SOLUTIONS online tool. We answered eTool’s second amended complaint on June 25, 2010. On February 7, 2011, we filed an amended answer, defenses and counterclaims that asserted an inequitable conduct defense and counterclaim. We intend to contest the case through all available means. We are currently unable to reasonably estimate a range of loss, if any, that may be incurred as a result of this proceeding.

We are currently a party to various claims and legal proceedings, including those noted above. We make provisions for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We believe we have made adequate provisions for potential liability in litigation matters. We review these provisions at least quarterly and adjust these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Based on the information that is currently available to us, we believe that the ultimate outcome of litigation matters, individually and in the aggregate, will not have a material adverse effect on our results of operations or financial position. However, litigation is inherently unpredictable. If an unfavorable ruling or outcome were to occur, there is a possibility of a material adverse effect on results of operations or our financial position.

Contingencies — Other

In connection with our past divestitures, we have routinely provided indemnities to cover the indemnified party for matters such as environmental, tax, product and employee liabilities. We also routinely include intellectual property indemnification provisions in our terms of sale, development agreements and technology licenses with third parties. Since maximum obligations are not explicitly stated in these indemnification provisions, the potential amount of future maximum payments cannot be reasonably estimated. To date we have incurred minimal losses associated with these indemnification obligations and as a result, we have not recorded any liabilities in our consolidated financial statements.